Exhibit 10.11
2022 OVER PERFORMANCE PLAN (“OPP”)

Effective January 1 – December 31, 2022

PURPOSE

The Over Performance Plan (the “Plan” or “OPP”) is an incremental incentive plan designed to reward eligible Director level and above employees for achievement of pre-established corporate performance measure(s) that are assigned a specific weight according to their importance in the Company’s business plan. This Plan, for eligible employees, covers the period from January 1, 2022 through December 31, 2022.

This Plan supersedes any prior incremental incentive plan version and cancels any document that provides information contrary to the information contained in this Plan version. The Company may terminate the Plan, amend or modify the Plan in any respect, at any time, and without notice, provided, however, that such termination, modification or amendment shall not adversely affect the rights of a participant to receive an award already fully earned under the Plan.

ELIGIBILITY

All regular full-time and part-time non-sales, non-bargained for Director level and above employees who are employed during the calendar year, and who commence employment with the Company on or before September 30, 2022 are potentially eligible to participate in the Plan. To be eligible to earn and receive payment of an incentive award, the participant must be:

1.Classified as a permanent employee;

2.Employed with the Company during some portion of the period for which the bonus is being measured, and initially be hired by the Company on or before September 30, 2022; and

3.Actively working at the Director level or above through the payment date, or on Company-approved or job-protected leave for any periods not worked where the Company has a reasonable expectation that the employee will return to their position in the near future and is active on the date the incentive award is “earned,” as defined in the Administration section. An individual is “actively working” if he or she is actually working and carrying out his or her duties at the Company, or he or she is on PTO or a paid Company holiday.

Incentive awards are not “earned” until the events described in the Administration section occur.

The following individuals are not eligible for a payment under OPP:

1.Employees who voluntarily terminate their employment or are involuntarily terminated for any reason are not eligible for the 2022 OPP payment. In addition, payment to employees who are under investigation for misconduct on the normal payout date may be delayed. If it is determined that misconduct occurred and termination occurs, the award is forfeited in accordance with applicable state law.

2.Contractors and interns are not eligible.

Compensation    2022 Over Performance Plan    March 25, 2022        Page 1 of 5

Exhibit 10.11
2022 OPP DESIGN

PLAN COVERAGE PERIOD

Awards under the Plan will be based upon the achievement of pre-established annual Corporate performance measure(s) and the eligible employee’s annual eligible base salary on December 31 of the Plan year will be used when proration(s) are not required for the following Plan Coverage Period(s), unless modified by the Committee:
January 1, 2022 through December 31, 2022.

OPP PERFORMANCE MEASURES AND GOALS

The amount of any OPP payment will be based on the eligible employee’s target OPP opportunity and attainment of certain Corporate performances measures. Target opportunities, corporate performance metrics, weighting, and the pre-established performance goals are set by the Committee in its sole discretion and may be changed at any time. Performance against pre-established Corporate goals, as determined by the Committee and the Chief Executive Officer, determine the funding level that will be available for awarding incentives. If it is determined that OPP awards will be granted, senior management and the Board retains the sole discretion to set award levels and to adjust award levels and subsequent employee distributions.

CORPORATE PERFORMANCE MEASURES AND GOALS

The Corporate performance measures for 2022 are Earnings before Interest, Taxes, Depreciation, and Amortization (“EBITDA”), Free Cash Flow (“FCF”) and SaaS Net Revenue. The performance metric will be measured against an annual EBITDA result with a minimum and target goal. No incentive payment will be earned for EBITDA performance below the minimum. The eligible employee’s individual performance rating may not be a basis for the OPP.

Table 1:

Metric	Weight	Threshold	Maximum
EBITDA	25%	$303.30 MM	No Cap
Free Cash Flow	25%	$84.80 MM	No Cap
SaaS Net Revenue	50%	$215.20 MM	No Cap

The table below illustrates the minimum threshold and incremental achievement levels of EBITDA, FCF and SaaS Net Revenue performance for 2022 and the corresponding payout levels for OPP. Incentive awards are interpolated between achievement levels.

Compensation    2022 Over Performance Plan    March 25, 2022        Page 1 of 5

Exhibit 10.11
Table 2:

## 2022 Recast Budget Consolidated Results
## OPP Bonus Scales

| EBITDA 25% | | | Free Cash Flow 25% | | | SaaS Net Revenue 50% | | | |
|---|---|---|---|---|---|---|---|---|---|
| Scale | Bonus $ | Bonus % | Scale | Bonus $ | Bonus % | Scale | Bonus $ | Bonus % | |
| **$303.30** | | | **$ 84.80** | | | **$215.20** | | | ← **Minimum** |
| **$304.80** | $ 0.13 | **10%** | **$ 86.30** | $ 0.13 | **10%** | **$217.20** | $ 0.25 | **10%** | |
| **$306.30** | $ 0.25 | **20%** | **$ 87.80** | $ 0.25 | **20%** | **$219.20** | $ 0.50 | **20%** | |
| **$307.80** | $ 0.38 | **30%** | **$ 89.30** | $ 0.38 | **30%** | **$221.20** | $ 0.75 | **30%** | |
| **$309.30** | $ 0.50 | **40%** | **$ 90.80** | $ 0.50 | **40%** | **$223.20** | $ 1.00 | **40%** | |
| **$310.80** | $ 0.63 | **50%** | **$ 92.30** | $ 0.63 | **50%** | **$225.20** | $ 1.25 | **50%** | |
| **$312.30** | $ 0.75 | **60%** | **$ 93.80** | $ 0.75 | **60%** | **$227.20** | $ 1.50 | **60%** | |
| **$313.80** | $ 0.88 | **70%** | **$ 95.30** | $ 0.88 | **70%** | **$229.20** | $ 1.75 | **70%** | |
| **$315.30** | $ 1.00 | **80%** | **$ 96.80** | $ 1.00 | **80%** | **$231.20** | $ 2.00 | **80%** | |
| **$316.80** | $ 1.13 | **90%** | **$ 98.30** | $ 1.13 | **90%** | **$233.20** | $ 2.25 | **90%** | |
| **$318.30** | $ 1.25 | **100%** | **$ 99.80** | $ 1.25 | **100%** | **$235.20** | $ 2.50 | **100%** | |
| **$319.80** | $ 1.38 | **110%** | **$101.30** | $ 1.38 | **110%** | **$237.20** | $ 2.75 | **110%** | |
| **$322.80** | $ 1.63 | **130%** | **$104.30** | $ 1.63 | **130%** | **$241.20** | $ 3.25 | **130%** | |
| **$324.30** | $ 1.75 | **140%** | **$105.80** | $ 1.75 | **140%** | **$243.20** | $ 3.50 | **140%** | |
| **$325.80** | $ 1.88 | **150%** | **$107.30** | $ 1.88 | **150%** | **$245.20** | $ 3.75 | **150%** | |
| **$327.30** | $ 2.00 | **160%** | **$108.80** | $ 2.00 | **160%** | **$247.20** | $ 4.00 | **160%** | |
| **$328.80** | $ 2.13 | **170%** | **$110.30** | $ 2.13 | **170%** | **$249.20** | $ 4.25 | **170%** | |

INDIVIDUAL TARGET OPPORTUNITY

Eligible employees will have an OPP target percentage opportunity assigned based on their job(s) during the Plan year. Targets may be prorated to capture the relevant base salary earnings in each job, the target percentage of each job, and the amount of time spent in each job. The eligible employee’s annual base salary on December 31 of the Plan year will be used when proration(s) are not required.

The annual OPP targets by job level are generally as follows:

Table 3:

JOB LEVEL	2022 OPP TARGET %
Chief Executive Officer (CEO)	100%
Executive Vice President (EVP)	60% - 70%
Vice President (VP)	40%
Assistant Vice President (AVP)	30%
Director (DIR)	25%

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Exhibit 10.11

PRORATION OF INCENTIVE

If an employee meets plan eligibility requirements, the OPP award will be prorated for any periods during which the employee was not working and not on regular, company-approved paid time off. For example, the OPP award will be prorated to reflect any of the following:

1.Unpaid Leave
2.Leave supplemented with a pay replacement benefit (such as STD, LTD, or workers compensation)
3.Absence without leave
4.Administrative leave as part of any company investigation, discipline, or inquiry
5.Hire date after January 1, 2022.

6.Existing employees who have a job change into or out of a role, a change in Target % or a change in base pay during the Plan Coverage Period that is eligible for participation in the OPP.

In such situations as described above, the 2022 OPP award, if any, will be paid at the time that other 2022 OPP awards are scheduled to be paid in accordance to Plan, unless otherwise specifically stated in this Plan. For employees on leave, OPP awards will be paid to the employee once they return to work, are active and no longer on leave.

EXAMPLE - OPP INCENTIVE AWARD CALCULATION (For illustrative purposes only)

Compensation Assumptions: January 1 – December 31:

•Base Salary = $100,000
•Target Bonus % = 25%
•Total Target Bonus = $25,000 (EBITDA = $6,250; FCF = $6,250 & SaaS Net Revenue = $12,500)

Table 4:

2022 OPP Component	Achievement (MM)	Target Payout	% of Pool Achieved	Total Payout
EBITDA	$313.80 MM	$6,250	70%	$4,375
FCF	$90.80 MM	$6,250	40%	$2,500
SaaS Revenue	$235.20 MM	$12,500	100%	$12,500
				$19,375
Assumes $100,000 base salary and 25% target bonus $

TIMING OF PAYMENTS

Award payments are targeted for spring 2023 after the issuance of Thryv audited financial statements and after review and approval by the Committee and Board. Payments will be made to eligible employees actively working and on payroll at the time of payment.

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Exhibit 10.11
DEFINITIONS

BASE SALARY EARNINGS

An eligible employee’s base salary earnings paid during the Plan Period as of December 31 or prorated for each eligible job(s) within the Plan period. Base salary earnings for this purpose do not include benefits, bonuses, overtime, or other awards.

BOARD

The Company’s Board of Directors.

COMMITTEE

The Compensation Committee of the Board of Directors of the Company.

COMPANY

Thryv Holdings, Inc. and Thryv, Inc. only. Results from foreign operations, including the acquisition of the Sensis organization are excluded from all Plan metrics.

EBITDA
Total Company operating income, before interest, taxes, depreciation and amortization, each calculated in accordance with GAAP, adjusted to exclude the impact of stock compensation expense.

FREE CASH FLOW (FCF)
Operating cash generated by the company less outlays for capital expenditures.

SaaS Net Revenue
Net revenue generated from the sale of Thryv Software, Thryv Leads and other associated add-ons or products.

INDIVIDUAL TARGET OPPORTUNITY

An eligible OPP target percentage for eligible employee based on one’s job level(s).

PLAN PARTICIPATION EFFECTIVE DATES

The effective date for participants who become eligible for this Plan is on January 1, 2022 or after their eligibility date. The effective date for cessation of participation in this Plan for participants who move into a position not eligible for this Plan is the end of the pay period in which the move occurs. Non-sales employees at the Director level and above who are hired after January 1 of the Plan Coverage Period and who do not participate in another function-specific incentive plan are eligible to participate in this Plan subject to pro-ration rules based on hire date.

PLAN YEAR OR COVERAGE PERIOD
The Plan Year is the Company’s fiscal year, January 1, 2022 through December 31, 2022.

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Exhibit 10.11
ADMINISTRATION

Approval/Objectives Guidelines

OPP Awards are at the sole discretion of senior management and the Board of Directors, and may or may not be granted based upon Company, functional unit, departmental, and/or individual performance in the plan year. If it is determined that OPP awards will be granted, senior management and the Board of Directors retains the sole discretion to set award levels and to adjust award levels and subsequent employee distributions.

When OPP Awards are Earned

OPP Awards are not earned, are not due, and shall not be paid, unless and until the following conditions are met: (1) the Approval/Objective Guidelines are met, (2) the Board approves Corporate performance and payment (3) all Plan eligibility requirements described of the Plan are met, (4) employee is employed and actively working (or on Company Approved or job protected leave) on the payment date, and (5) the payout date occurs.

OPP incentive awards, if any, will be paid within guidelines noted within and processed with via payroll. All legally required and applicable income and employment taxes and withholdings will be deducted from the gross incentive award paid to participants. Awards are not considered eligible compensation for the purposes of calculating 401(k) plan match and contributions, other employee benefits, such as life insurance calculation of medical contributions.

Disclaimer
This Plan is not a contract of employment OR OTHERWISE ALTER YOUR AT-WILL EMPLOYMENT STATUS and does not create any contractual rights. Any payment under the Plan or this incentive award is discretionary and at the will of the Company. This Plan document and the award schedules set forth herein do not constitute an express or implied promise of continued employment for any period or at all, and will not interfere in any way with a participant’s right to terminate or the Company’s right to terminate a participant’s employment at any time, with or without cause and with or without notice.

The Company may terminate the Plan, or amend or modify the Plan in any respect, at any time, and without notice.

This Plan may be superseded by federal, state, and local laws to the extent applicable.

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